Exhibit 21.1 Parents and Subsidiaries

The Company and its active subsidiaries as of December 31, 1995 are as follows:

                                State/Country         Percentage of
Name of Company                of Incorporation      Securities Owned

Trion, Inc.                     Pennsylvania              Parent
Trion, Limited                  United Kingdom             100%
Envirco Corporation             New Mexico                 100%